Squire, Sanders & Dempsey
                                     L.L.P.
                               Counsellors ay Law
Telephone (602) 528-4000     Two Renaissance Square           Direct Dial Number
                      40 North Central Avenue, Suite 2700            LIG08 013-6
Telecopier (602) 253-8129    Phoenix, Arizona 85004               (602) 528-4037

                                 March 17, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  LightPath Technologies, Inc.
              Amended and Restated Directors' Stock Option Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel to LightPath Technologies, Inc., a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 relating to the registration of 75,000 shares of its Class A Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Plan.

         In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended, and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         (1) the Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

         (2) the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        SQUIRE, SANDERS & DEMPSEY LLP


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